Tonix Pharmaceuticals Holding Corp, Inc. 8-K

Exhibit 23.01

KPMG LLP 4200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-237610, 333-251500, 333-254975, and 333-266982) on Form S-3 and registration statements (Nos. 333-202006, 333-212300, 333-219928, 333-226776, 333-232137, 333-239152, 333-257437, 333-265705 and 333-272746) on Form S-8 of Tonix Pharmaceuticals Holding Corp. of our report dated July 18, 2023, with respect to the abbreviated financial statements of the Tosymra ® and Zembrace ® Symtouch ® Product Lines of Upsher-Smith Laboratories LLC, which report appears in the Form 8-K/A of Tonix Pharmaceuticals Holding Corp. dated July 18, 2023.

Minneapolis, Minnesota
July 18, 2023